EXHIBIT 5.6

[Callister Nebeker & McCullough letterhead]

5 November 2003

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, Utah 84111

Ladies and Gentlemen:

We have acted as counsel to Zions Bancorporation, a Utah corporation (the “Company”), in providing this opinion with respect to the registration under the Securities Act of 1933 (the “Act”) of $150,000,000 principal amount of 2.70% Senior Notes due May 1, 2006 of the Company (collectively, the “Securities”) to be issued to Goldman, Sachs & Co. (the “Underwriter”) pursuant to a Pricing Agreement, dated October 31, 2003, between the Company and the Underwriter (the “Pricing Agreement”), and an Underwriting Agreement, dated September 3, 2003, between the Company and the Underwriter and Bear, Stearns & Co. Inc., Keefe, Bruyette & Woods, Inc., Wachovia Capital Markets, LLC and Zions Investment Securities, Inc. (together with the Pricing Agreement, the “Underwriting Agreement”).

In connection with this representation, we have examined the originals, or copies identified to our satisfaction, of such minutes, agreements, corporate records and filings and other documents necessary to or appropriate for our opinion contained in this letter (the “Transaction Documents”). In our examination of the Transaction Documents, we have assumed the genuineness of all signatures that exist on those documents and have assumed the authenticity and regularity of each of the Transaction Documents submitted to us. We have also relied as to certain matters of fact upon representations made to us by public officials, officers and agents of the Company, and other sources we believe to be responsible.

Based upon and in reliance on the foregoing, it is our opinion that when the Securities have been duly executed and authenticated in accordance with the applicable indenture and issued and sold pursuant to the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Zions Bancorporation

5 November 2003

Although we have reviewed the Transaction Documents, and have made such inquiries as we deem appropriate under the circumstances, we have not verified independently the existence or absence of all of the facts set forth in each such Transaction Document.

Our opinion, as set forth herein, is subject to the following further qualifications:

(A) This opinion speaks only as of its date and you understand that this firm has no obligation to advise you of any changes of law or fact that occur after the date of this opinion, even if the change may affect the legal analysis, a legal conclusion or any informational confirmation in this opinion.

(B) Members of our firm are admitted to the Bar in the State of Utah. This opinion is limited to the federal laws of the United States and the laws of the States of Utah and New York, and we have not been asked to address nor have we addressed or expressed an opinion on the laws of any other jurisdiction. With respect to all matters of New York law, we have, with your approval, relied upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell LLP. We believe you and we are justified in relying on such opinion for such matters.

(C) We have assumed that the indenture relating to the Securities has been duly authorized, executed and delivered by the trustee thereunder, an assumption we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Validity of the Debt Securities” and “Validity of Notes” in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

CALLISTER NEBEKER & McCULLOUGH A Professional Corporation